EXHIBIT 4.2

                             ABLEAUCTIONS.COM, Inc.

                             1999 STOCK OPTION PLAN

     This 1999 Stock Option Plan (the "Plan") provides for the grant of options to acquire shares of common stock with a par value of $0.001 (collectively, the "Common Stock") of Ableauctions.com, Inc. (the "Company"), a Florida corporation. Stock options granted under the Plan that qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), are referred to in the Plan as "Incentive Stock Options." Incentive Stock Options and stock options that do not qualify under Section 422 of the Code ("Non-Qualified Stock Options") granted under the Plan are referred to collectively as "Options."

1. PURPOSES

     The purposes of the Plan are:

(a) to retain the services of valued key employees and consultants of the Company and other persons selected by the Plan Administrator in accordance with Section 3 below;

(b) to encourage those persons to acquire a greater proprietary interest in the Company, thereby strengthening their incentive to achieve the objectives of the Company's shareholders and to serve as an aid and inducement in the hiring of new employees; and

(c) to provide an equity incentive to consultants and other persons selected by the Plan Administrator.

2. ADMINISTRATION

     The Plan will be administered initially by the Company's Board of Directors (the "Board"), except that the Board may, in its discretion, establish a committee (the "Committee") composed of two or more members of the Board or two or more other persons to administer the Plan. The Committee may be an executive, compensation, or other committee, including a separate committee especially created for this purpose, and will have the powers and authority vested in the Board hereunder (including the power and authority to interpret any provision of the Plan or of any Option). The members of any Committee will serve at the pleasure of the Board. A majority of the members of the Committee will constitute a quorum, and all actions of the Committee must be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members of the Committee and any action so taken will be fully effective as if it had been taken at a meeting. The Board or, if applicable, the Committee is referred to herein as the "Plan Administrator."


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     The Plan will be administered by the Board or by the Committee  which,  for the purposes hereof, will be composed of two or more members of the Board who are "Non-Employee Directors" (as defined below) and, as applicable, outside directors. The term "outside director" will have the meaning assigned to it under Section 162(m) of the Code (as amended from time to time) and the regulations (or any successor regulations) promulgated thereunder ("Section 162(m) of the Code"). The term "Non-Employee Director" will have the meaning assigned to it under Rule 16b-3 (as amended from time to time) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any successor rule or regulatory requirement.

     Subject to the provisions of the Plan, and with a view to effecting its purpose, the Plan Administrator will have sole authority in its absolute discretion to:

(a)  construe and interpret the Plan;

(b)  define the terms used in the Plan;

(c) prescribe, amend, and rescind the rules and regulations relating to the Plan;

(d) correct any defect, supply any omission, or reconcile any inconsistency in the Plan;

(e)  grant Options under the Plan;

(f) determine the individuals to whom Options will be granted under the Plan and whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option;

(g) determine the time or times at which Options will be granted under the Plan;

(h) determine the number of shares of Common Stock subject to each Option, the exercise price of each Option, the duration of each Option and the times at which each Option will become exercisable;

(i)  determine all other terms and conditions of the Options; and

(j) make all other determinations and interpretations necessary and advisable for the administration of the Plan. All decisions, determinations and interpretations made by the Plan Administrator will be binding and conclusive on all participants in the Plan and on their legal representatives, heirs, and beneficiaries.

     The Board or, if applicable, the Committee may delegate to one or more executive officers of the Company the authority to grant Options under the Plan to employees of the Company who, on the Date of Grant (as defined in Section 5(b) of the Plan), are not subject to Section 16 of the Exchange Act with respect to the Common Stock ("Non-Insiders"), and are not "covered employees" as that term is defined for purposes of Section 162(m) of the Code ("Non-Covered Employees"), and in connection therewith the authority to determine: (1) the number of


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shares of Common Stock subject to those Options; (2) the duration of the Option;
(3) the vesting schedule for determining the times at which the Option will become exercisable; and (4) all other terms and conditions of those Options. The exercise price for any Option granted by action of an executive officer or officers pursuant to a delegation of authority will not be less than the fair market value per share of the Common Stock on the Date of Grant. Unless expressly approved in advance by the Board or the Committee, a delegation of authority will not include the authority to accelerate vesting, extend the period for exercise, or otherwise alter the terms of outstanding Options. The term "Plan Administrator" when used in any provision of this Plan other than Sections 2, 5(f), 5(m), and 11 will be deemed to refer to the Board or the Committee, as the case may be, and an executive officer who has been authorized to grant Options pursuant thereto, insofar as these provisions may be applied to persons that are Non-Insiders and Non-Covered Employees and Options granted to those persons.

3.   ELIGIBILITY

     Incentive Stock Options may be granted to any individual who, at the time the Option is granted, is an employee of the Company or any Related Corporation (as defined below) ("Employees"). Non-Qualified Stock Options may be granted to Employees and to any other persons (other than directors who are not Employees) that are selected by the Plan Administrator. Options may be granted in substitution for outstanding Options of another corporation in connection with the merger, consolidation, acquisition of property or stock, or other reorganization between that other corporation and the Company or any subsidiary of the Company. Options also may be granted in exchange for outstanding Options. Any person to whom an Option is granted under this Plan is referred to as an "Optionee." Any person who is the owner of an Option is referred to as a "Holder."

     As used in this Plan, the term "Related Corporation" will mean any corporation (other than the Company) that is a "Parent Corporation" of the Company or "Subsidiary Corporation" of the Company, as those terms are defined in Sections 424(e) and 424(f), respectively, of the Code (or any successor provisions) and the regulations thereunder (as amended from time to time).

4.   STOCK

     The Plan Administrator is authorized to grant Options to acquire up to a total of 3,000,000 shares of the Company's authorized but unissued, or reacquired, Common Stock. The number of shares with respect to which Options may be granted hereunder is subject to adjustment as set forth in Section 5(m) hereof. If any outstanding Option expires or is terminated for any reason, the shares of Common Stock allocable to the unexercised portion of that Option may again be subject to an Option granted to the same Optionee or to a different person eligible under Section 3 of this Plan; provided however, that any canceled Options will be counted against the maximum number of shares with respect to which Options may be granted to any particular person as set forth in
Section 3 hereof.

5.   TERMS AND CONDITIONS OF OPTIONS

     Each Option granted under this Plan will be evidenced by a written agreement approved by the Plan Administrator (the "Agreement"). Agreements may contain provisions, not inconsistent with this Plan, that the Plan Administrator in its discretion deems advisable. All Options also will comply with the following requirements:

(a)  Number of Shares and Type of Option

     Each Agreement will state the number of shares of Common Stock to which it pertains and whether the Option is intended to be an Incentive Stock Option or a Non-Qualified Stock Option. In the absence of action to the contrary by the Plan Administrator in connection with the grant of an Option, all Options will be Non-Qualified Stock Options. The aggregate fair market value (determined at the Date of Grant, as defined below) of the stock with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (granted under this Plan and all other Incentive Stock Option plans of the Company, a Related Corporation, or a predecessor corporation) will not exceed $100,000 or any other limit that may be prescribed by the Code, as amended from time to time. Any portion of an Option that exceeds the annual limit will not be void but rather will be a Non-Qualified Stock Option.

(b)  Date of Grant

     Each Agreement will state the date the Plan Administrator has deemed to be the effective date of the Option for the purposes of this Plan (the "Date of Grant").

(c)  Option Price

     Each Agreement will state the price per share of Common Stock at which it is exercisable. The exercise price will be fixed by the Plan Administrator at whatever price the Plan Administrator determines in the exercise of its sole discretion; provided that the per share exercise price for an Incentive Stock Option or any Option granted to a "covered employee", as that term is defined for the purposes of Section 162(m) of the Code ("Covered Employee"), will not be less than the fair market value per share of the Common Stock at the Date of Grant as determined by the Plan Administrator in good faith; provided further that with respect to Incentive Stock Options granted to greater-than-ten percent (> 10%) shareholders of the Company (as determined with reference to Section 424(d) of the Code), the exercise price per share will not be less than 110% of the fair market value per share of the Common Stock at the Date of Grant as determined by the Plan Administrator in good faith; and, provided further that Options granted in substitution for outstanding options of another corporation in connection with the merger, consolidation, acquisition of property or stock, or other reorganization involving that other corporation and the Company or any subsidiary of the Company may be granted with an exercise price equal to the exercise price for the substituted option of the other corporation, subject to any adjustment consistent with the terms of the transaction pursuant to which the substitution is to occur.


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(d)  Duration of Options

     At the time of the grant of the Option, the Plan Administrator will designate, subject to paragraph 5(g) below, the expiry date of the Option, which date will not be later than 10 years from the Date of Grant in the case of Incentive Stock Options; provided that the expiry date of any Incentive Stock Option granted to a greater-than-ten percent (> 10%) shareholder of the Company (as determined with reference to Section 424(d) of the Code) will not be later than five years from the Date of Grant. In the absence of action to the contrary by the Plan Administrator in connection with the grant of a particular Option and except in the case of Incentive Stock Options as described above, all Options granted under this Section 5 will expire 10 years from the Date of Grant.

(e)  Vesting Schedule

     No Option will be exercisable until it has vested. The vesting schedule for each Option will be specified by the Plan Administrator at the time of grant of the Option before the provision of services with respect to which the Option is granted; provided that if no vesting schedule is specified at the time of grant, the Option will vest according to the following schedule:

                 Number of Months                 Percentage of Total
              Following Date of Grant                 Option Vested
            ---------------------------        ---------------------------
                       3                                 12.5%
                       6                                 25%
                       9                                 37.5%
                      12                                 50%
                      15                                 62.5%
                      18                                 75%
                      21                                 87.5%
                      24                                100%

     The Plan Administrator may specify a vesting schedule for all or any portion of an Option based on the achievement of performance objectives established in advance of the Optionee's commencement of services related to the achievement of the performance objectives. Performance objectives will be expressed in terms of one or more of the following: return on equity, return on assets, share price, market share, sales, earnings per share, costs, net earnings, net worth, inventories, cash and cash equivalents, and gross margin or the Company's performance relative to its internal business plan. Performance objectives may be in respect of the performance of the Company as a whole (whether on a consolidated or unconsolidated basis), a Related Corporation, or a subdivision, operating unit, product or product line of either of the foregoing. Performance objectives may be absolute or relative and may be expressed in terms of a progression or a range. An Option that is exercisable (in full or in part) on the achievement of one or more performance objectives may be exercised only following written notice to the


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Optionee  and  the  Company  by the  Plan  Administrator  that  the  performance objective has been achieved.

(f)  Acceleration of Vesting

     The vesting of one or more outstanding Options may be accelerated by the Plan Administrator at the times and in the amounts that it will determine in its sole discretion.

(g)  Term of Option

     Vested Options will terminate, to the extent not previously exercised, on the occurrence of the first of the following events:

     (1) the expiry of the Option, as designated by the Plan Administrator in accordance with Section 5(d) above;

     (2) the date of an Optionee's termination of employment or contractual relationship with the Company or any Related Corporation for cause (as determined in the sole discretion of the Plan Administrator);

     (3) the expiry of three months from the date of an Optionee's termination of employment or contractual relationship with the Company or any Related Corporation for any reason whatsoever other than cause, death, or Disability (as defined below), unless, in the case of a Non-Qualified Stock Option, the exercise period is extended by the Plan Administrator until a date not later than the expiry date of the Option; or

     (4) the expiry of one year from termination of an Optionee's employment or contractual relationship by reason of death or Disability (as defined below), unless, in the case of a Non-Qualified Stock Option, the exercise period is extended by the Plan Administrator until a date not later than the expiry date of the Option.

     On the death of an Optionee, any vested Options held by the Optionee may be exercisable only by the person or persons to whom the Optionee's rights under the Options pass by the Optionee's will or by the laws of descent and distribution of the state or county of the Optionee's domicile at the time of death and only until the Options terminate as provided above. For the purposes of the Plan, unless otherwise defined in the Agreement, "Disability" means medically determinable physical or mental impairment which has lasted or can be expected to last for a continuous period of not less than 12 months or that can be expected to result in death (within the meaning of Section 22(e)(3) of the
Code). The Plan Administrator will determine whether an Optionee has incurred a Disability on the basis of medical evidence acceptable to the Plan Administrator. On making a determination of Disability, the Plan Administrator will, for the purposes of the Plan, determine the date of an Optionee's termination of employment or contractual relationship.

     Unless accelerated in accordance with Section 5(f) above, unvested Options will terminate immediately on termination of the Optionee's employment by the Company for any reason whatsoever, including death or Disability. For the purposes of this Plan, transfer of employment between or among the Company and any Related Corporation will not be deemed to constitute a termination of employment with the Company or any Related Corporation. For the purposes of this subsection, employment will be deemed to continue while the Optionee is on military leave, sick leave, or other bona fide leave of absence (as determined by the Plan Administrator). Despite the foregoing, employment will not be deemed to continue beyond the first 90 days of leave, unless the Optionee's re-employment rights are guaranteed by statute or by contract.

(h)  Exercise of Options

     Options will be exercisable, in full or in part, at any time after vesting until termination. If less than all of the shares included in the vested portion of any Option are purchased, the remainder may be purchased at any subsequent time before the expiry of the Option term. No portion of any Option for less than 100 shares (as adjusted pursuant to Section 5(m) below) may be exercised; provided that if the vested portion of any Option is less than 100 shares, it may be exercised with respect to all shares for which it is vested. Only whole shares may be issued pursuant to an Option, and to the extent that an Option covers less than one share, it is unexercisable.

     Options or portions thereof may be exercised by giving written notice to the Company, which notice must specify the number of shares to be purchased and must be accompanied by payment in the amount of the aggregate exercise price for the Common Stock so purchased, which payment must be in the form specified in
Section 5(i) below. The Company will not be obliged to issue, transfer, or deliver a certificate of Common Stock to the Holder of any Option until provision has been made by the Holder, to the satisfaction of the Company, for the payment of the aggregate exercise price for all shares for which the Option has been exercised and for satisfaction of any tax withholding obligations associated with the exercise. During an Optionee's lifetime, Options are exercisable only by the Optionee or, in the case of a Non-Qualified Stock Option, a transferee who takes title to the Option in the manner permitted by subsection 5(k) hereof.

(i)  Payment on Exercise of Option

     On the exercise of any Option, the aggregate exercise price will be paid to the Company in cash or by certified or cashier's cheque. In addition, the Holder may pay for all or any portion of the aggregate exercise price by complying with one or more of the following alternatives:

     (1) by delivering to the Company shares of Common Stock previously held by the Holder or by the Company withholding shares of Common Stock otherwise deliverable pursuant to exercise of the Option, which shares of Common Stock received or withheld will have a fair market value at the date of exercise (as determined by the Plan Administrator) equal to the aggregate exercise price to be paid by the Optionee on exercise;

     (2) by delivering a properly signed exercise notice together with irrevocable instructions to a broker promptly to sell or margin a sufficient portion of the shares and deliver directly to the Company the amount of sale or margin loan proceeds to pay the exercise price; or

     (3) by complying with any other payment mechanism approved by the Plan Administrator at the time of exercise.

     Despite the foregoing, without the Plan Administrator's prior written consent, a Holder will not surrender or attest to the ownership of shares of Common Stock in payment of the exercise price if that action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to any option for financial reporting purposes.

(j)  Rights as a Shareholder

     A Holder will have no rights as a shareholder with respect to any shares covered by an Option until the Holder becomes a record holder of the shares, irrespective of whether the Holder has given notice of exercise. No rights will accrue to a Holder and no adjustments will be made on account of dividends (ordinary or extraordinary, whether in cash, securities, or other property) or distributions or other rights declared on, or created in, the Common Stock for which the record date is before the date on which the Holder becomes a record holder of the shares of Common Stock covered by the Option, irrespective of whether the Holder has given notice of exercise.

(k)  Transfer of Option

     Options granted under this Plan and the rights and privileges conferred by this Plan may not be transferred, assigned, pledged, or hypothecated in any manner (whether by operation of law or otherwise) other than by will, by applicable laws of descent and distribution, or (except in the case of an Incentive Stock Option) pursuant to a qualified domestic relations order, and will not be subject to execution, attachment, or similar process; provided however that any Agreement may provide or be amended to provide that a Non-Qualified Stock Option to which it relates is transferable without payment of consideration to immediate family members of the Optionee or to trusts or partnerships or limited liability companies established exclusively for the benefit of the Optionee and the Optionee's immediate family members. On any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of any Option or of any right or privilege conferred by this Plan contrary to the provisions hereof, or on the sale, levy, or any attachment or similar process on the rights and privileges conferred by this Plan, the Option will terminate and become null and void.

(l)  Securities Regulation and Tax Withholding

     (1) Shares will not be issued with respect to an Option unless the exercise of the Option and the issuance and delivery of the shares complies with all relevant provisions of law, including without limitation Section 162(m) of the Code; any applicable state securities laws; the Securities Act of 1933, as amended; the Exchange Act and the rules and regulations thereunder; and the requirements of any stock exchange or automated inter-dealer quotation system of a registered national securities association on which the shares may then be listed. The share issuance will be further subject to the approval of counsel for the Company with respect to compliance, including the availability of an exemption from registration for the issuance and sale of the shares. The Company's inability to obtain from any regulatory body the authority deemed by the Company to be necessary for the lawful issuance and sale of any shares under this Plan, or the unavailability of an exemption from registration for the issuance and sale of any shares under this Plan, will relieve the Company of any liability with respect to the non-issuance or sale of the shares.

          As a condition to the exercise of an Option, the Plan Administrator may require the Holder to represent and warrant in writing at the time of exercise that the shares are being purchased only for investment and without any then-present intention to sell or distribute the shares. At the option of the Plan Administrator, a stop-transfer order against the shares may be placed on the stock books and records of the Company and a legend indicating that the stock may not be pledged, sold, or otherwise transferred unless an opinion of counsel is provided stating that the transfer is not in violation of any applicable law or regulation may be stamped on the certificates representing the shares to assure an exemption from registration. The Plan Administrator also may require other documentation that may from time to time be necessary to comply with federal and state securities laws.

     (2) The Holder will pay to the Company by certified or cashier's cheque, promptly on exercise of an Option or, if later, on the date that the amount of the obligations becomes determinable, all applicable federal, state, local, and foreign withholding taxes that the Plan Administrator, in its discretion, determines to result on exercise of an Option or from a transfer or other disposition of shares of Common Stock acquired on exercise of an Option or otherwise related to an Option or shares of Common Stock acquired in connection with an Option. On the Plan Administrator's approval, a Holder may satisfy that obligation by complying with one or more of the following alternatives selected by the Plan Administrator:

          (A) by delivering to the Company shares of Common Stock previously held by the Holder or by the Company withholding shares of Common Stock otherwise deliverable pursuant to the exercise of the Option, which shares of Common Stock received or withheld will have a fair market value at the date of exercise (as determined by the Plan Administrator) equal to any withholding tax obligations arising as a result of the exercise, transfer, or other disposition;

          (B) by signing appropriate loan documents approved by the Plan Administrator by which the Holder borrows funds from the Company to pay any withholding taxes due under this Paragraph 2, with any repayment terms selected by the Plan Administrator; or

          (C) by complying with any other payment mechanism approved by the Plan Administrator from time to time.

          Despite the foregoing, without the Plan Administrator's prior written consent, a Holder will not surrender or attest to the ownership of shares of Common Stock in payment of the exercise price if that action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to any option for financial reporting purposes.

     (3) The issuance, transfer, or delivery of certificates of Common Stock pursuant to the exercise of Options may be delayed, at the Plan Administrator's discretion, until the Plan Administrator is satisfied that the applicable requirements of the federal and state securities laws and the withholding provisions of the Code have been met and that the Holder has paid or otherwise satisfied any withholding tax obligation as described in (2) above.

(m)  Stock Dividend or Reorganization.

     (1)  If:

          (A) the Company at any time becomes involved in a transaction described in Section 424(a) of the Code (or any successor provision) or any "corporate transaction" described in the regulations thereunder;

          (B) the Company declares a dividend payable in, or subdivides or combines, its Common Stock; or

          (C)  any other event with substantially the same effect occurs,

          the Plan Administrator will, subject to applicable law, with respect to each outstanding Option, proportionately adjust the number of shares of Common Stock subject to that Option and/or the exercise price per share to preserve the rights of the Holder substantially proportionate to the rights of the Holder before that event, and to the extent that the adjustment includes an increase or decrease in the number of shares of Common Stock subject to outstanding Options, the number of shares available under Section 4 of this Plan will automatically be increased or decreased, as the case may be, proportionately, without further action on the part of the Plan Administrator, the Company, the Company's shareholders, or any Holder.

     (2) If the presently authorized capital stock of the Company is changed into the same number of shares with a different par value or without par value, the stock resulting from the change will be deemed to be Common Stock within the meaning of the Plan, and each Option will apply to the same number of shares of the new stock as it applied to old shares immediately before the change.

     (3) If the Company at any time declares an extraordinary dividend with respect to the Common Stock, whether payable in cash or other property, the Plan Administrator may, subject to applicable law, in the exercise of its sole discretion and with respect to each outstanding Option, proportionately adjust the number of shares of Common Stock subject to the Option and/or adjust the exercise price per share to preserve the rights of the Holder substantially proportionate to the rights of the Holder before the event, and to the extent that the adjustment includes an increase or decrease in the number of shares of Common Stock subject to outstanding Options, the number of shares available under Section 4 of this Plan will automatically be increased or decreased, as the case may be, proportionately, without further action on the part of the Plan Administrator, the Company, the Company's shareholders, or any Holder.

     (4) The foregoing adjustments in the shares subject to Options will be made by the Plan Administrator, or by any successor administrator of this Plan, or by the applicable terms of any assumption or substitution document.

     (5) The grant of an Option will not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure; to merge, consolidate, or dissolve; to liquidate or to sell or transfer all or any part of its business or assets.

6.   EFFECTIVE DATE; TERM

Incentive Stock Options may be granted by the Plan Administrator from time to time on or after the date on which this Plan is adopted (the "Effective Date") through the day immediately preceding the 10th anniversary of the Effective Date. Non-Qualified Stock Options may be granted by the Plan Administrator on or after the Effective Date and until this Plan is terminated by the Board in its sole discretion. Termination of this Plan will not terminate any Option granted before termination. Any Incentive Stock Options granted by the Plan Administrator before approval of this Plan by the Company's shareholders in accordance with Section 422 of the Code will be granted subject to ratification of the Plan by the shareholders of the Company within 12 months before or after the Effective Date. Any Option granted by the Plan Administrator to any Covered Employee before approval of this Plan by the Company's shareholders in accordance with Section 422 of the Code will be granted subject to ratification of this Plan by the shareholders of the Company within 12 months before or after the Effective Date. If shareholder ratification is sought and not obtained, all Options granted prior thereto and thereafter will be considered Non-Qualified Stock Options and any Options granted to Covered Employees will not be eligible for the exclusion set forth in Section 162(m) of the Code with respect to the deductibility by the Company of certain compensation.

7.   NO OBLIGATIONS TO EXERCISE OPTION

The grant of an Option will not impose an obligation on the Optionee to exercise the Option.

8.   NO RIGHT TO OPTIONS OR TO EMPLOYMENT

Whether or not any Options are to be granted under this Plan will be exclusively within the discretion of the Plan Administrator, and nothing contained in this Plan will be construed as giving any person any right to participate under this Plan. The grant of an Option will in no way constitute any form of agreement or understanding binding on the Company or any Related Corporation, express or implied, that the Company or any Related Corporation will employ or contract with an Optionee for any length of time, nor will it interfere in any way with the Company's or, where applicable, a Related Corporation's right to terminate an Optionee's employment at any time, which right is reserved.

9.   APPLICATION OF FUNDS

The proceeds received by the Company from the sale of Common Stock issued on the exercise of Options will be used for general corporate purposes, unless otherwise directed by the Board.

10.  INDEMNIFICATION OF PLAN ADMINISTRATOR

In addition to all other rights of indemnification they may have as members of the Board, members of the Plan Administrator will be indemnified by the Company for all reasonable expenses and liabilities of any type or nature, including attorneys' fees, incurred in connection with any action, suit, or proceeding to which they or any of them are a party by reason of or in connection with the Plan or any Option granted under the Plan, and against all amounts paid by them in settlement thereof (provided that the settlement is approved by independent legal counsel selected by the Company), except to the extent that those expenses relate to matters for which it is adjudged that the Plan Administrator member is liable for willful misconduct; provided, that within 15 days after the institution of any action, suit or proceeding, the Plan Administrator member involved therein must, in writing, notify the Company of the action, suit, or proceeding so that the Company may make appropriate arrangements to prosecute or defend it.

11.  AMENDMENT OF PLAN

The Plan Administrator may, at any time, modify, amend, or terminate the Plan or modify or amend Options granted under the Plan, including without limitation any modifications or amendments necessary to maintain compliance with applicable statutes, rules, or regulations;

provided however that no amendment with respect to an outstanding Option that has the effect of reducing the benefits afforded to the Holder will be made over the objection of the Holder; and further provided that the events triggering acceleration of vesting of outstanding Options may be modified, expanded, or eliminated without the consent of Holders. The Plan Administrator may condition the effectiveness of any amendment on the receipt of shareholder approval at the time and in the manner that the Plan Administrator considers necessary for the Company to comply with or to avail the Company and the Optionees of the benefits of any securities, tax, market listing, or other administrative or regulatory requirement. Without limiting the generality of the foregoing, the Plan Administrator may modify grants to persons who are eligible to receive Options under this Plan who are foreign nationals or employed outside the United States to recognize differences in local law, tax policy, or custom.

Effective Date:  October 14, 1999



ABLEAUCTIONS.COM, INC.
Per:

/s/ Abdul Ladha
--------------------------------
President